Exhibit 10.1

November 3, 2026

Gregory J. Flesher
Email: gflesh@gmail.com

Re: Offer of Employment

Dear Greg:

Processa Pharmaceuticals, Inc. (the “Company”) is pleased to offer you at-will employment in the position of Chief Operating Officer (“COO”) on the terms and conditions set forth in this agreement (the “Agreement”).

1.          Employment by the Company. Your employment with the Company shall begin on November 2, 2026 (the “Start Date”).  This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  You shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report.  You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.  Your primary work location shall be the Company’s office located in Orange County, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.  The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.          Compensation.

2.1          Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $700,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2          Annual Bonus. You will be eligible to receive an annual discretionary performance bonus with a target amount of up to 60% of your then current annual Base Salary (the “Annual Bonus”). You will be eligible to receive an Annual Bonus beginning with the 2027 performance year. For clarity, you will not be eligible to receive an Annual Bonus for 2026. Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the “Board”) in its sole discretion and will be based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

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2.3          Equity.

(a)          Stock Option. Subject to approval by the Board, you shall be granted an option (the “Option”) to purchase a number of shares of the Company’s Common Stock equal to 3% of the Company’s fully-diluted outstanding capital stock as of the date of grant, at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, as determined by the Board. The Option shall vest over a four (4)-year period, with twenty-five percent (25%) of the shares subject to the Option vesting on the first anniversary of the Start Date and the remaining seventy-five percent (75%) vesting in substantially equal monthly installments over the thirty-six (36) months thereafter, in each case subject to your continued employment with the Company through the applicable vesting date. The Option shall be subject to the terms and conditions of the Vidya Therapeutics, Inc. 2027 Equity Incentive Plan (the “Plan”), as is expected to be approved and adopted by the Board, and the stock option agreement to be entered into between you and the Company, including the vesting schedule set forth therein.

(b)          Performance Award 1. Subject to approval by the Board, you shall be granted an award of performance-based restricted stock units representing 0.5% of the Company’s fully-diluted outstanding capital stock as of the date of grant (the “Performance Award 1”). Subject to your employment with the Company through the applicable vesting date, the Performance Award 1 shall become fully vested upon the earlier of: (i) the Company’s achievement of a thirty (30) trading day trailing average closing price per share of the Company’s Common Stock of at least $4.80 (the “Performance Milestone 1”); or (ii) consummation of a Change in Control or Corporate Transaction (as defined in the Plan or the award agreement evidencing the Performance Award 1) in which the price payable per share of the Company’s Common Stock in connection with such Change in Control or Corporate Transaction, as determined by the Board in its sole discretion, is at least equal to $4.80 (each, a “Milestone 1 Qualifying Transaction”). The Performance Award 1 shall be deemed to have satisfied all performance conditions in full immediately prior to the effective time of a Milestone 1 Qualifying Transaction, contingent upon its consummation. The Performance Award 1 shall be subject to the terms and conditions of the Plan, as is expected to be approved and adopted by the Board, and the restricted stock unit award agreement to be entered into between you and the Company. Notwithstanding Section 6(c) of the Plan, any unsettled portion of the Performance Award 1 shall, subject to your employment through the applicable record date, vest and settle in shares immediately before, and in no event later than, the record date for such Milestone 1 Qualifying Transaction, so you are treated as a stockholder for all purposes of the transaction, subject to compliance with, or exemption from, Section 409A. Notwithstanding anything herein to the contrary, if your employment is terminated by the Company, the Performance Award 1 shall remain outstanding and eligible to vest for twelve (12) months following such termination, subject to your Continuous Service (as defined in the Plan), as a consultant or otherwise, with the Company through such date.

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(c)          Performance Award 2. Subject to approval by the Board, you shall be granted an award of performance-based restricted stock units representing 0.5% of the Company’s fully-diluted outstanding capital stock as of the date of grant (the “Performance Award 2”). Subject to your employment with the Company through the applicable vesting date, the Performance Award 2 shall become fully vested upon the earlier of: (i) the Company’s achievement of a thirty (30) trading day trailing average closing price per share of the Company’s Common Stock of at least $9.60 (the “Performance Milestone 2”); or (ii) consummation of a Change in Control or Corporate Transaction in which the price payable per share of the Company’s Common Stock in connection with such Change in Control or Corporate Transaction, as determined by the Board in its sole discretion, is at least equal to $9.60 (each, a “Milestone  2 Qualifying Transaction”). The Performance Award 2 shall be deemed to have satisfied all performance conditions in full immediately prior to the effective time of a Milestone  2 Qualifying Transaction, contingent upon its consummation. The Performance Award 2 shall be subject to the terms and conditions of the Plan, as is expected to be approved and adopted by the Board, and the restricted stock unit award agreement to be entered into between you and the Company. Notwithstanding Section 6(c) of the Plan, any unsettled portion of the Performance Award 2 shall, subject to your employment through the applicable record date, vest and settle in shares immediately before, and in no event later than, the record date for such Milestone  2  Qualifying Transaction, so you are treated as a stockholder for all purposes of the transaction, subject to compliance with, or exemption from, Section 409A. Notwithstanding anything herein to the contrary, if your employment is terminated by the Company, the Performance Award 2 shall remain outstanding and eligible to vest for twelve (12) months following such termination, subject to your Continuous Service, as a consultant or otherwise, with the Company through such date.

3.          Reasonable Business Expenses. You will be eligible for reimbursement of all reasonable, necessary, and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.          Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5.          At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.          Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation, or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities and serve as a director on the board of directors of up to two companies (in addition to the Company) so long as such activities do not materially interfere with the performance of your duties hereunder. You agree not to acquire, assume, or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

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7.          Termination; Severance.

7.1          Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without cause.

7.2          Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”).

7.3          Severance and Change in Control Benefits. Following approval and adoption by the Board of Directors of a severance plan, you will be eligible to receive severance and change-in-control benefits consistent with those provided to similarly situated employees under such plan. Should the Company terminate your employment without Cause prior to approval and adoption of a severance plan, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.4 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

(a)          Cash Severance.  The Company shall pay you, as severance, the equivalent of twelve (12) months (the “Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation Date, provided the Separation Agreement (as discussed in Section 7.4) has become effective.

(b)          Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Separation Date that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

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7.4          Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”).  No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.  You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

For purposes of this Agreement, “Cause” for termination has the meaning it has in the Plan.

For clarity, following approval and adoption by the Board of Directors of a severance plan, you will no longer be eligible for severance under this Agreement.

8.          Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

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9.          Arbitration of All Disputes. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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10.          General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this Agreement, must be made in a written agreement signed by you and the Company’s Chief Executive Officer. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors, and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as set forth under Sections 8, 9, and 10 will survive the termination of your employment and this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

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We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

Processa Pharmaceuticals, Inc.

/s/ Sheila Gujrathi
Sheila Gujrathi, MD
On Behalf of the Board of Directors of
Processa Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Gregory J. Flesher
Gregory J. Flesher

Date:	November 3, 2026

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